                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                (AMENDMENT NO. 1)

                    Under The Securities Exchange Act of 1934

                            PUBLICKER INDUSTRIES INC.
                                (Name of Issuer)

                          Common Stock, $.10 par value
                         (Title of Class of Securities)

                                     1-3315
                              (Commission File No.)

                                   23-0991870
                              (I.R.S. Employer No.)

                              Gary N. Jacobs, Esq.
         Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP
                   2121 Avenue of the Stars, Eighteenth Floor
                          Los Angeles, California 90067
                                 (310) 553-3000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 17, 1998
             (Date of Event Which Requires Filing Of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                        (Continued on following page(s))

COMMISSION FILE NO. 1-3315             13 D                    PAGE 2 OF 7 PAGES
--------------------------                                     -----------------

1   NAME OF REPORTING PERSON Lodgeco Properties, Ltd.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [x]
                                                                 (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)       [ ]
--------------------------------------------------------------------------------
6   CITIZEN OR PLACE ORGANIZATION
    Texas

--------------------------------------------------------------------------------
                                   7      SOLE VOTING POWER
            NUMBER OF                     175,500
             SHARES              -----------------------------------------------
          BENEFICIALLY             8      SHARED VOTING POWER
            OWNED BY                          -0-
              EACH               -----------------------------------------------
            REPORTING              9      SOLE DISPOSITIVE POWER
             PERSON                            175,500
                                 -----------------------------------------------
                                   10     SHARED DISPOSITIVE POWER
                                               -0-
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      175,500
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [  ]
--------------------------------------------------------------------------------
13  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

COMMISSION FILE NO. 1-3315          13 D                       PAGE 3 OF 7 PAGES
--------------------------                                     -----------------

1   NAME OF REPORTING PERSON Mill Equities Co.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ x ]
                                                                   (b) [   ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)       [ ]
--------------------------------------------------------------------------------
6   CITIZEN OR PLACE OF ORGANIZATION  California

--------------------------------------------------------------------------------
                                   7          SOLE VOTING POWER
            NUMBER OF                                  141,700
             SHARES              -----------------------------------------------
          BENEFICIALLY             8          SHARED VOTING POWER
            OWNED BY                               -0-
              EACH               -----------------------------------------------
            REPORTING              9          SOLE DISPOSITIVE POWER
             PERSON                               141,700
                                 -----------------------------------------------
                                   10         SHARED DISPOSITIVE POWER
                                                  -0-
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  141,700
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   [  ]
--------------------------------------------------------------------------------
13  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  1.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

COMMISSION FILE NO. 1-3315            13 D                     PAGE 4 OF 7 PAGES
--------------------------                                     -----------------

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON Rossco Holdings Incorporated
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ x ]
                                                                  (b) [   ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    WC

--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)       [ ]
--------------------------------------------------------------------------------
6   CITIZEN OR PLACE OF ORGANIZATION  California

--------------------------------------------------------------------------------
                                   7          SOLE VOTING POWER
            NUMBER OF                               265,000
             SHARES              -----------------------------------------------
          BENEFICIALLY             8          SHARED VOTING POWER
            OWNED BY                               -0-
              EACH               -----------------------------------------------
            REPORTING              9          SOLE DISPOSITIVE POWER
             PERSON                               265,000
                                 -----------------------------------------------
                                   10         SHARED DISPOSITIVE POWER
                                                  -0-
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  265,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                  [  ]
--------------------------------------------------------------------------------
13  PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  2.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
                  CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

COMMISSION FILE NO. 1-3315            13 D                     PAGE 5 OF 7 PAGES
--------------------------                                     -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON Triro Equities Co.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ x ]
                                                                      (b) [   ]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)       [ ]
--------------------------------------------------------------------------------
6    CITIZEN OR PLACE OF ORGANIZATION  Texas

--------------------------------------------------------------------------------
                                   7          SOLE VOTING POWER
            NUMBER OF                             99,000
             SHARES              -----------------------------------------------
          BENEFICIALLY             8          SHARED VOTING POWER
            OWNED BY                               -0-
              EACH               -----------------------------------------------
            REPORTING              9          SOLE DISPOSITIVE POWER
             PERSON                               99,000
                                 -----------------------------------------------
                                   10         SHARED DISPOSITIVE POWER
                                                  -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  99,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                      [  ]
--------------------------------------------------------------------------------
13   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0.8%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
                  PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

        Reference is hereby made to that certain Schedule 13D dated July 2, 1998 (the "Schedule"), filed by Rossco Holdings Incorporated, a California corporation ("RHI"), Lodgeco Properties, Ltd., a Texas limited partnership, Mill Equities Co., a California general partnership, and Triro Equities Co., a Texas general partnership (collectively, the "Reporting Persons"), with respect to the common stock, $0.10 par value (the "Common Stock"), of Publicker Industries, Inc., a Pennsylvania corporation (the "Issuer"). Unless otherwise indicated herein, capitalized terms used herein shall have the meanings ascribed to them in the Schedule. Unless otherwise indicated herein, the information contained in the Schedule remains unchanged. The Schedule is hereby amended as follows:

        ITEM 4. PURPOSE OF TRANSACTION.

        Item 4 is hereby amended to add the following:

        In a letter to the Issuer dated July 17, 1998, a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference, RHI made a demand to inspect the Issuer's books and records as provided by Pennsylvania law. The purpose of such inspection is to (i) review transactions between the Issuer and its subsidiaries, on the one hand, and the officers and directors of the Issuer and their affiliates, on the other hand, to ensure that the officers and directors are acting with the required duty of loyalty toward the Issuer, and (ii) communicate with shareholders of the Issuer in a manner consistent with applicable securities laws.

        ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.


        Exhibit No.           Description
          3              Letter dated July 17, 1998, from Rossco Holdings
                         Incorporated to Publicker Industries, Inc.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 21, 1998
                                    ROSSCO HOLDINGS INCORPORATED
                                    a California corporation


                                    By:  /s/ Leonard M. Ross
                                         -------------------------------
                                         Leonard M. Ross, President

                                    LODGECO PROPERTIES, LTD.
                                    a Texas limited partnership
                                    By Rossco Holdings Incorporated
                                    General Partner


                                    By:       /s/ Leonard M. Ross
                                         -------------------------------
                                         Leonard M. Ross, President


                                    MILL EQUITIES CO.
                                    A California general partnership



                                    By:       /s/ Leonard M. Ross
                                         -------------------------------
                                         Leonard M. Ross, President


                                    TRIRO EQUITIES CO.,
                                    A Texas general partnership



                                    By:       /s/ Leonard M. Ross
                                         -------------------------------
                                         Leonard M. Ross, President


                                   Page 7 of 7